UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 10, 2006

PowerHouse Technologies Group, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	333-5278NY	94-3334052
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

555 Twin Dolphin Drive, Suite 650, Redwood City, California		94065
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	650-232-2600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On May 10, 2006, PowerHouse Technologies Group, Inc. (the "Company") entered into an Employment Agreement with Kent Heyman effective as of January 9, 2006, under which Mr. Heyman will serve as the Chief Executive Officer and Co-Chairman of the Board of the Company. Under the Employment Agreement, Mr. Heyman is entitled to a base salary of $225,000 per year with an annual bonus of up to $150,000 per year in the discretion of the Board of Directors based on Company performance and a minimum bonus of $50,000 for the 2006 year. Mr. Heyman is also entitled to participate in the Company’s benefit plans available to other executives. The Employment Agreement provides that employment is terminable upon notice from either party. Under his Employment Agreement, Mr. Heyman is entitled to severance compensation equal to one year’s base salary if his employment is terminated by the Company without cause or by Mr. Heyman for good reason. Additionally, 100% of Mr. Heyman's stock options and restricted stock will vest if his employment is terminated by the Company without cause, by Mr. Heyman for good reason or upon a change in control of the Company and he will have 60 months following termination to exercise his stock options. Under the agreement, Mr. Heyman has agreed to noncompete and nonsolicitation provisions that will apply during the term of his employment and for a one year period after termination of employment.

On May 10, 2006, the Company also entered into an Employment Agreement with Richard Liebman effective as of January 9, 2006, under which Mr. Liebman will serve as the Chief Financial Officer of the Company. Under the Employment Agreement, Mr. Liebman is entitled to a base salary of $180,000 per year with an annual bonus of up to $70,000 per year in the discretion of the Board of Directors based on Company performance and a minimum bonus of $21,000 for the 2006 year. Mr. Liebman is also entitled to participate in the Company’s benefit plans available to other executives. In connection with the Employment Agreement, the Company issued to Mr. Liebman 100,000 shares of restricted common stock which will vest on January 1, 2007, or upon his termination of employment by the Company without cause. The Employment Agreement provides that employment is terminable upon notice from either party. Under his Employment Agreement, Mr. Liebman is entitled to severance compensation equal to six months base salary if his employment is terminated by the Company without cause or by Mr. Liebman for good reason. Additionally, 100% of Mr. Liebman's stock options and restricted stock will vest upon a change in control of the Company and he will have 24 months following the change of control to exercise his stock options. Under the agreement, Mr. Liebman has agreed to noncompete and nonsolicitation provisions that will apply during the term of his employment and for a one year period after termination of employment.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On May 11, 2006, the Board of Directors of the Company elected Malcolm Elvey, Mel Lavitt and Timothy Wallace to the Company's Board of Directors, effective on the same date. They filled vacancies in the Board, including vacancies created by a Board resolution to increase the size of the Board to seven members. Each new Director will serve until the next annual meeting of stockholders.

Mr. Wallace and Mr. Elvey have both been designated to serve on the Company's Audit Committee with Mr. Wallace to serve as chairman of that committee. Mr. Lavitt has been designated to serve on the Company's Compensation Committee and Mr. Elvey has also been designated to serve as chairman of the Company's Corporate Governance Committee.

Each new Director has been granted options to purchase 500,000 shares of common stock at $.32 per share, with the options to vest over a three-year period.

Mr. Elvey invested $50,000 in a bridge loan to the Company in June 2005 and upon the conversion of the bridge note into equity in connection with the September 2005 private placement completed by the Company, received 215,898 shares of common stock and warrants to purchase 161,922 shares of common stock with a current exercise price of $.40 per share.

Mr. Lavitt is the vice chairman of C.E. Unterberg, Towbin, LLC ("CEUT"). CEUT served as the Company's placement agent in connection with the private placements of the Company completed in September 2005, December 2005 and March 2006. In consideration for its services, CEUT received cash fees of $588,860 and warrants to purchase 2,075,365 shares of common stock with a current exercise price of $.40 per share.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PowerHouse Technologies Group, Inc.

May 16, 2006	By:	Richard Liebman

Name: Richard Liebman
Title: Chief Financial Officer